Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 23, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Olympic Steel, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Olympic Steel, Inc. on Forms S-3 (File No. 333-265301) and on Forms S-8 (File No. 333-259306, File No. 333-211023 and File No. 333-143900).

/s/ GRANT THORNTON LLP

Cleveland, Ohio

February 23, 2024